EX-23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Financial Security Assurance Inc.:

We consent to the incorporation by reference in the Prospectus Supplement of United PamAm Mortgage, a Division of Pan American Bank, FSB relating to United PanAm Mortgage Loan Asset Backed Certificates, Series 1999-2 of our report dated January 26, 1999 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998. We also consent to the reference to our Firm under the caption "Experts".


                                                  /s/ PricewaterhouseCoopers LLP

                                                  PricewaterhouseCoopers LLP


October 6, 1999